Exhibit 99.1

Investor Relations:
April 25, 2018
Raul Jacob +(602) 264-1375 Rodrigo Sandoval +(5255) 1103-5350 southerncopper@southernperu.com.pe www.southerncoppercorp.com

Southern Copper Corporation (NYSE and BVL: SCCO)

•                  1Q18 net sales were $1,841.1 million, 16.2% higher than 1Q17 principally due to higher prices of copper (+19.0%), molybdenum (+56.8%) and zinc (+23.0%).

•             1Q18 net income was $470.7 million, 49.7% higher than 1Q17 net income of $314.4 million. Net income margin in 1Q18 was 25.6% compared with 19.9% in 1Q17. These increases were mainly due to higher sales and the Company’s cost control initiatives.

•             1Q18 adjusted EBITDA was $939.4 million, 30.1% higher than 1Q17 adjusted EBITDA of $722.3 million. The adjusted EBITDA margin in 1Q18 was 51.0% compared with 45.6% in 1Q17.

•            Copper production decreased 4.2% in 1Q18 when compared with 1Q17, principally due to a lower production at the Buenavista SX-EW plant. We have been obtaining lower ore grade in the pregnant leaching solution of this plant due to the lower solubility index in our new leach pads and the characteristics of the ore that is being deposited in such pads. The Company has developed a 12 month corrective program to overcome this temporary reduction in production. This program includes depositing the minerals in different leaching pads depending on the different characteristics of the ore. We have also implemented improvements and controls in the ore fragmentation that occurs in the blasting to avoid the fine materials that may cause clogging. While we work on this program, we expect to produce 115,000 tons of copper from our SX-EW plants in Buenavista, which will reduce our copper production guidance for the year by 30,000 tons to 901,000 tons. It is important to note that this year, we will produce an additional 40,000 tons of copper contained from our new concentrator in Toquepala, which will start ramp-up in the 3Q18. Therefore, we are still expecting a 24,000 tons growth in copper production when compared to last year’s 877,000 tons.

•             Silver mine production increased by 3.9% in 1Q18 when compared with 1Q17, mainly as result of higher production at our Buenavista and La Caridad mines, partially offset by lower production at our IMMSA and Toquepala mines.

•            Operating cash cost per pound of copper net of by-product revenues was $0.79 in 1Q18, an improvement of 10% compared to $0.88 in 1Q17. This cost decrease is mainly due to higher by-product revenues and lower power costs, partially offset by higher fuel and maintenance cost. In the 1Q18 the Company had total by-product credits of $343.0 million equivalent to $0.78 per pound, which compares favorably to the $275.9 million equivalent to $0.60 per pound by-product credits in the 1Q17.

•            Cash flow from operating activities was $649.8 million, a 32.6% increase when compared with $490.1 million in 1Q17. This improvement results from the strong cash generated from operations, due to higher metal prices.

•            Capital investments during 2017 were $1,023 million, for 2018 we are expecting to invest $1,608 million, 57% higher. This budget includes our mining projects in Peru: Toquepala and Tia Maria, and in Mexico: Buenavista Zinc and the copper mine of Pilares.

•            Capital investments in 1Q18 were $295.7 million including $75.2 million for the Toquepala expansion, which is on schedule and on budget and is expected to initiate operations in June 2018 and produce 40,000 tons of copper in 2018 and 100,000 tons annually, thereafter.

•            Michiquillay acquisition: On February 20, 2018, Southern Copper won the public bidding process for the Michiquillay project in Cajamarca, Peru, at a purchase price of $400 million. Michiquillay is a world class mining project with mineral resources of 1,150 million tons and a copper grade of 0.63%, it will produce 225,000 tons of copper per year (along with such by-products as molybdenum, gold and silver) for an initial mine life of more than 25 years, at a competitive cash-cost, which will strengthen Southern Copper´s leadership as a low-cost producer. We estimate to invest approximately $2.5 billion and expect to start production by 2025 to become one of the largest copper mines in Peru. The project will create significant business opportunities in the Cajamarca region, generate new jobs for the local communities and contribute with taxes and royalties to the national, regional and local governments.

•            San Martin mine: On February 28, 2018, the workers of the San Martín mine of IMMSA held an election to vote on the union that will hold the collective bargaining agreement at the San Martín mine which was closed for several years. The National Federation of Independent Unions won the vote by an overwhelming majority. This Union has worked efficiently with our Company for many years as they hold the collective bargaining agreements for our other underground operations and our smelting and refining plant at La Caridad Mine. We see this important result as the first step to end the strike that began in 2007 and resume operations at the San Martin mine. Our initial estimates indicate that the San Martin mine will require a $77.0 million investment to restart operations by 1Q19 with an expected annual production of 20,000 tons of zinc, 7,500 tons of copper and 2.8 million ounces of silver.

•             Dividends: On April 19, 2018, the Board of Directors authorized a dividend of $0.30 per share payable on May 23, 2018, to shareholders of record at the close of business on May 9, 2018.

Mr. German Larrea, Chairman of the Board, commenting on the quarter´s results and the Company´s outlook said: “The continuing progress of our investment program is reflected in the consistent reduction of our unit cash cost, which has decreased by 10% year on year. During the second quarter of 2018 we will complete the Toquepala expansion project in Peru, which will add 100,000 tons to our annual copper production capacity, and allow us to reach one million tons of annual copper production by 2019, with an even lower cash cost per pound of copper.”

“By winning the February 20, 2018 Michiquillay bidding process, the Company has recently added this Peruvian copper deposit to its project pipeline. This asset not only offers a unique and very appealing opportunity for growth as well as an excellent strategic and operational complement that fits perfectly into our portfolio of mining projects in America —and especially in investment grade countries.”

“We believe the new administration of President Martin Vizcarra will work to provide equitable investment conditions while promoting stability, economic growth and social progress in Peru. These positive conditions will allow us to develop our Peruvian projects of Tia Maria, Los Chancas and Michiquillay, with a combined investment of $6.7 billion. When in operation, these projects will increase our Peruvian copper production by about 500,000 tons with important benefits to our shareholders, the local communities and regional governments of Arequipa, Apurimac and Cajamarca as well as the national government.”

Key Financial Data

			Variance				Variance
	1Q18	1Q17	$		%	4Q17	$		%
Sales	$1,841.1	$1,583.9	$257.2		16.2%	$1,864.3	$(23.2)		(1.2)%
Cost of sales	876.5	843.8	32.7		3.9%	822.6	53.9		6.6%
Operating income	773.3	570.4	202.9		35.6%	830.0	(56.7)		(6.8)%
Net income	$470.7	$314.4	$156.3		49.7%	$(287.5)	$758.2		263.7%
Net income margin	25.6%	19.9%	5.7	pp	28.6%	(15.4)%	41.0	pp	266.2%
Adjusted EBITDA	939.4	722.3	217.1		30.1%	999.6	(60.2)		(6.0)%
Adjusted EBITDA margin	51.0%	45.6%	5.4	pp	11.8%	53.6%	(2.6	)pp	(4.9)%
Income per share	$0.61	$0.41	$0.20		48.8%	$(0.37)	$0.98		264.9%
Capital investments	$295.7	$245.6	$50.1		20.4%	$313.0	$(17.3)		(5.5)%

Note: Figures in millions except per share amounts and %’s.

Capital Investments

Southern Copper’s investment philosophy is not based on the outlook of copper prices but on the quality of the assets that we operate and develop. Throughout the years, our strong financial discipline has consistently allowed us to invest on a continuous basis in our great asset portfolio.

Peruvian Projects

We have a portfolio of projects in Peru with a total capital budget of $2.9 billion of which $1.7 billion have already been invested.

Toquepala Expansion Project — Tacna: This $1,255.0 million project includes a new state-of-the-art concentrator that will increase Toquepala’s annual copper production by 100,000 tons to reach 245,000 tons in 2019, a 69% production increase. As of March 31, 2018, we have invested $968.1 million in this expansion. The project has reached 90% progress and is expected to initiate production in the 3Q18.

Tia Maria - Arequipa: We have completed engineering and after having complied with all environmental requirements, we have obtained the approval of the environmental impact assessment. We are working jointly with the Peruvian Government to obtain the construction license for this 120,000 tons of SX-EW copper per year greenfield project with a total capital budget of $1,400 million. We expect the license to be issued in 2018.

Mexican Projects

Buenavista Zinc - Sonora: This project is located within the Buenavista facility and contemplates the development of a new concentrator to produce approximately 80,000 tons of zinc and 20,000 tons of additional copper per year. As of today, we have concluded the basic engineering and are working on the purchasing process for the main project components. The project investment budget is $413 million and we expect to initiate operations in 2020. When completed this new zinc concentrator will double the Company’s zinc production capacity.

Pilares — Sonora: Located 6 kilometers away from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrates. The ore will be transported from the pit to the primary crushers of the La Caridad copper concentrator by our current mine truck fleet. This project will significantly improve the over-all mineral ore grade (0.78% expected from Pilares vs. 0.34% La Caridad). As of today, we continue with the mine plan preparation, including the final outline design for the road through which the ore will be transported to the La Caridad mill. The investment budget for Pilares is $159 million and we expect it to start producing in 2019.

Conference Call

The Company’s first quarter earnings conference call will be held on Thursday, April 26, 2018, beginning at 12:30 PM — EST (11:30 AM Lima and Mexico City time).

To participate:
Dial-in number:	888-771-4371 in the U.S.
847-585-4405 outside the U.S.
Raul Jacob, SCC Vice President of Finance, Treasurer & CFO
Conference ID:	46883646 and “Southern Copper Corporation First Quarter 2018 Earnings Results”

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2018	3.16	3.14	12.14	1.55	16.68	1,329.28

1Q 2017	2.65	2.65	7.74	1.26	17.45	1,219.36
2Q 2017	2.57	2.58	8.00	1.18	17.19	1,256.96
3Q 2017	2.88	2.89	8.05	1.34	16.80	1,277.84
4Q 2017	3.09	3.10	8.72	1.47	16.66	1,274.35
Average 2017	2.80	2.80	8.13	1.31	17.03	1,257.13

Variance: 1Q18 vs. 1Q17	19.2%	18.5%	56.8%	23.0%	(4.4)%	9.0%
Variance: 1Q18 vs. 4Q17	2.3%	1.3%	39.2%	5.4%	0.1%	4.3%

Source:  Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide

Production and Sales

	Three Months Ended March 31,
	2018	2017	%
Copper (tons)
Mined	204,815	213,741	(4.2)%
3rd party concentrates	16,200	8,433	92.1%
Total production	221,015	222,174	(0.5)%
Smelted	163,668	149,739	9.3%
Refined and rod	205,296	207,645	(1.1)%
Sales	212,767	221,240	(3.8)%

Molybdenum (tons)
Mined	5,175	5,276	(1.9)%
Sales	5,243	5,242	—%

Zinc (tons)
Mined	17,736	18,597	(4.6)%
Refined	26,877	26,264	2.3%
Sales	26,391	26,979	(2.2)%

Silver (000s ounces)
Mined	4,143	3,986	3.9%
Refined	3,150	3,792	(16.9)%
Sales	4,258	4,248	0.2%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2018	2017	VAR %
	(in millions, except per share amounts)

Net sales:	$1,841.1	$1,583.9	16.2%
Operating cost and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	876.5	843.8	3.9%
Selling, general and administrative	24.1	21.4	12.6%
Depreciation, amortization and depletion	162.0	153.4	5.6%
Exploration	5.2	5.1	2.0%
Other environmental expenses	—	(10.2)	(100.0)%
Total operating costs and expenses	1,067.8	1,013.5	5.4%

Operating income	773.3	570.4	35.6%

Interest expense, net of capitalized interest	(69.2)	(90.8)	(23.8)%
Other income (expense)	(2.3)	4.8	(147.9)%
Interest income	2.6	0.9	188.9%
Income before income taxes	704.4	485.3	45.1%
Income taxes	236.6	176.2	34.3%
Net income before equity earnings of affiliate	467.8	309.1	51.3%
Equity earnings of affiliate	4.1	6.2	(33.9)%
Net Income	471.9	315.3	49.7%

Less: Net income attributable to non-controlling interest	1.2	0.9	33.3%

Net Income attributable to SCC	$470.7	$314.4	49.7%

Per common share amounts:
Net income attributable to SCC common shareholders — basic and diluted	$0.61	$0.41	48.8%
Dividends paid	$0.30	$0.08	275.0%

Weighted average shares outstanding (Basic and diluted)	773.0	773.0

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31	December 31,	March 31,
	2018	2017	2017
		(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,068.2	$1,004.8	$698.7
Short-term investments	56.5	50.5	52.7
Accounts receivable	1,009.7	976.4	769.8
Inventories	1,049.8	1,041.9	979.9
Other current assets	133.0	96.5	272.7
Total current assets	3,317.2	3,170.1	2,773.8

Property, net	9,118.5	9,099.6	8,755.9
Leachable material, net	1,028.9	977.4	848.2
Intangible assets, net	153.1	152.5	155.5
Deferred income tax	186.8	164.9	771.8
Other assets	233.6	215.6	217.8
Total assets	$14,038.1	$13,780.1	$13,523.0

LIABILITIES
Current liabilities:
Accounts payable	640.0	659.8	505.7
Income taxes	180.0	226.4	163.0
Accrued workers’ participation	197.0	176.9	159.1
Other accrued liabilities	162.8	105.2	161.7
Total current liabilities	1,179.8	1,168.3	989.5

Long-term debt	5,957.8	5,957.1	5,954.9
Deferred income taxes	38.4	38.5	195.0
Non-current taxes payable	207.1	207.1	—
Other liabilities	45.1	37.2	37.3
Asset retirement obligation	220.5	222.5	222.3
Total non-current liabilities	6,468.9	6,462.4	6,409.5

EQUITY
Stockholders’ equity:
Common stock	3,388.9	3,382.1	3,369.3
Treasury stock	(3,007.6)	(3,001.1)	(2,989.7)
Accumulated comprehensive income	5,965.5	5,726.7	5,705.1
Total stockholders’ equity	6,346.8	6,107.7	6,084.7
Non-controlling interest	42.6	41.7	39.3
Total equity	6,389.4	6,149.4	6,124.0

Total liabilities and equity	$14,038.1	$13,780.1	$13,523.0

As of March 31, 2018, December 31, 2017 and March 31, 2017 there were 773.0 million shares outstanding.

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended March 31,
	2018	2017
	(in millions)

OPERATING ACTIVITIES
Net income	$471.9	$315.3
Depreciation, amortization and depletion	162.0	153.4
Deferred income tax	(23.9)	(16.8)
Change in operating assets and liabilities	14.9	3.4
Other, net	24.9	34.8
Net cash provided by operating activities	649.8	490.1

INVESTING ACTIVITIES
Capital investments	(295.7)	(245.6)
Sale (purchase) of short-term investment, net	(6.0)	(1.4)
Other, net	0.3	0.4
Net cash used in investing activities	(301.4)	(246.6)

FINANCING ACTIVITIES
Dividends paid	(231.9)	(61.8)
Distributions to non-controlling interest	(0.9)	—
Net cash used in financing activities	(232.8)	(61.8)

Effect of exchange rate changes on cash	(52.2)	(29.0)

Increase (decrease) in cash and cash equivalents	$63.4	$152.7

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 — PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

	First Quarter
Reconciliation of Net Income attributable to SCC to adjusted EBITDA	2018	2017
Net income attributable to SCC	$470.7	$314.4
Add:
Net income attributable to the non-controlling interest	1.2	0.9
Income taxes	236.6	176.2
Interest expense	69.2	90.8
Other Environmental expenses	—	(10.2)
Depreciation, amortization and depletion	162.0	153.4
Fuel tax refund	6.4	3.9
Less:
Equity earnings of affiliate	(4.1)	(6.2)
Interest income	(2.6)	(0.9)
Adjusted EBITDA	$939.4	$722.3

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-	1st quarter 2018		1st quarter 2017		4th quarter 2017
product revenues and Operating Cash Cost net of by-product revenues	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) — GAAP	$876.5	200.2	$843.8	184.6	$822.6	170.8
Add:
Selling, general and administrative expenses	24.1	5.5	21.4	4.7	24.5	5.1
Treatment and refining charges net of sales premiums	(0.8)	(0.2)	5.3	1.2	3.5	0.7
Less:
Workers participation	(55.9)	(12.8)	(47.0)	(10.3)	(67.6)	(14.0)
Purchased concentrates from third parties	(146.9)	(33.6)	(77.4)	(16.9)	(124.4)	(25.8)
Other charges	(55.8)	(12.7)	(72.6)	(15.9)	(7.2)	(1.5)
Inventory change	47.1	10.8	3.8	0.8	68.9	14.3
Operating cash cost before by-product revenues	688.3	157.2	$677.3	148.2	$720.3	149.6
Less by-product revenues	(343.0)	(78.3)	(275.9)	(60.4)	(293.0)	(60.9)
Operating cash cost net of by-product revenues	345.3	78.9	401.4	87.8	427.3	88.7
Total pounds of copper produced, in millions		437.8		457.0		481.5